EXHIBIT 10.14
OPTION TO PURCHASE REAL PROPERTY
     IN CONSIDERATION of the sum of One Hundred Thousand Dollars ($100,000) ($25,000 payable on the execution of this Option Agreement and $75,000 payable on or before November 15, 2006), paid to Richard Scott Carroll and D’wana Jean Carroll, husband and wife, hereinafter referred to as “Sellers,” receipt of said $25,000 is hereby acknowledged, Sellers give and grant to Agassiz Energy, LLC, a Minnesota limited liability company, hereinafter referred to as “Purchaser,” and Purchaser’s successors and assigns, the exclusive option to purchase the real property of Sellers situated in the County of Polk, State of Minnesota, particularly described as:
That part of the North Half of the Northwest Quarter (N1/2NW1/4) of Section Ten (10), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian, lying west of the Soo Line Railroad Right of Way;
AND
That part of the North Half of the Northwest Quarter (N1/2NW1/4) of Section Ten (10), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian described as follows: Commencing at the northeast corner of the NW1/4 of Section 10-148-42; thence in a westerly direction along the north line of said NW1/4 a distance of 1200 feet to a point, which point is the point of beginning of the tract herein conveyed; thence in a southerly direction and parallel with the east line of said NW1/4 a distance of 60 rods (990 feet) to a point; thence in a westerly direction and parallel with the north line of said NW1/4 a distance of 40 rods

(660 feet) to a point; thence in a northerly direction and parallel with the east line of said NW1/4 a distance of 60 rods, more or less, to the north line of said NW1/4; thence in an easterly direction along the north line of said NW1/4 a distance of 40 rods, more or less, to the point of beginning of the tract herein conveyed;
including all easements, rights of way, and appurtenances, and all of Sellers’ right, title, and interest in all public ways adjoining the property.
     This option is given on the following terms and conditions:
SECTION ONE
PRICE AND TERMS OF PAYMENT
     The purchase price for the property shall be Four Hundred Forty-two Thousand Dollars ($442,000), which shall be paid on exercise of this Option by Purchaser. The Option payments shall be applied toward the total purchase price.
     In addition, in the event the Option is exercised when the Sellers have growing crop on the premises, Sellers shall be entitled to remove said crop at harvest or be compensated the fair market value of the lost crop as agreed in writing or as determined by Minnesota Regional Extension Service if the parties are unable to agree.
SECTION TWO
PERIOD OF OPTION
     This Option may be exercised by giving notice of exercise to Sellers at P.O. Box 274, Erskine, Minnesota 56535, at any time during the period March 15, 2007, until April 1,2007.
SECTION THREE
TITLE
     If the Option is exercised, Sellers shall, within thirty (30) days after the delivery to Sellers of the notice of exercise, secure and submit to Purchaser for examination by

Purchaser’s attorneys, an updated Abstract of Title. Within thirty (30) days thereafter, Purchaser shall give notice in writing to Sellers of any defects in or objections to the title as so evidenced, and Sellers shall clear the title of the defects and objections so specified.
     If Sellers fail to clear title to the extent required in this Option or to submit evidence of Sellers’ ability to do so prior to closing, and such failure continues for ninety (90) days after the date of exercise of the Option, Purchaser may clear title to the extent so required and charge the cost of clearing to Sellers or, at Purchaser’s option, may terminate the contract by giving thirty (30) days’ written notice to Sellers.
     Title to be conveyed as provided in this Option shall be merchantable title, free and clear of all liens, encumbrances, restrictions, and easements.
SECTION FOUR
CLOSING
     Sellers shall be responsible for providing an updated Abstract of Title, Deed in recordable form; and payment of deed tax. Purchaser shall be responsible for surveying costs, title examination (or owner’s title insurance), and recording the Deed. Taxes and assessments in the year of closing shall be prorated between the parties as of the date of the closing. Closing shall be scheduled ten (10) days following determination that the title to the real estate is marketable.
SECTION FIVE
POSSESSION
     Sellers shall continue in possession of the property until the closing of the transaction, and shall maintain the property in its present condition, reasonable wear from ordinary use excepted. Possession shall be transferred to Purchasers at closing.

SECTION SIX
HAZARDOUS SUBSTANCES
     Sellers hereby state that, to the best of Sellers’ knowledge, the real property is free of hazardous substances as hereinafter defined and is not subject to any “Super-Fund” type liens or claims by governmental regulatory agencies or other third parties arising from the release or threatened release of hazardous substances in, on, or about the real property. For purposes of this Agreement, hazardous substance means hazardous waste, toxic substances, polychlorinated biphenyls, asbestos, or related materials and also includes, but is not limited to, substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061, et. seq., Hazardous Materials Transportation Act, 49 U.S.C. § 6901, et. seq., or as hazardous substances, hazardous waste, or pollutant or contaminant in the Environmental Response and Liability Act, Minn. Stat. § 115B.01, et. seq. The term does include petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof.
SECTION SEVEN
TESTING
     In the event soil testing or other testing is undertaken by Purchaser during the Option period, Sellers shall be compensated in an amount to be determined by the Minnesota Regional Extension service for any crop damage occurring on the parcel or adjacent area which is caused directly or indirectly by said testing.

SECTION EIGHT
NOTICES
     Any notice under this Option shall be given in writing to the party for whom it is intended in person or by certified mail at the following address, or such future address as may be designated in writing:

Sellers:	P.O. Box 274
Erskine, MN 56535

Purchaser:	Donald Sargeant
President and Chief Manager
510 County Road 71
Crookston, MN 56716
to any successor or assignee of either party, at the address stated in the notice of succession or assignment.
SECTION NINE
GOVERNING LAW
     This Option Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.
SECTION TEN
AMENDMENT
     This Option Agreement may not be amended except by a written instrument signed by the parties hereto.
SECTION ELEVEN
ASSIGNMENT AND SUCCESSION
     This Option and the contract resulting from its exercise shall bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the respective parties. All rights of Purchaser under this Option may be assigned without restriction, but notice of each assignment shall be given in writing to Sellers.
DATED this 8th day of July, 2005.

SELLERS:	PURCHASER:

AGASSIZ ENERGY, LLC

/s/ Richard Scott Carroll RICHARD SCOTT CARROLL
	By	/s/ Donald Sargeant

Its Chief Manager
/s/ D’wana Jean Carroll D’WANA JEAN CARROLL
By

Its

STATE OF	)
	)	ss.
COUNTY OF	)
        The foregoing instrument was acknowledged before me this 8th day of July, 2006, by Richard Scott Carroll and D’wana Jean Carroll, husband and wife, Sellers.

/s/ Jonas O. Sandberg

Notary Public, Polk County
State of: MN
My Comm. Expires: 1-31-10

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF POLK	)
        The foregoing instrument was acknowledged before me this 8th day of July, 2006, by Donald Sargeant and ___,

the ___ and ___, respectively of Agassiz Energy, LLC, a Minnesota limited liability company, Purchaser.

/s/ Jonas O. Sandberg
Notary Public, Polk County, MN My Comm. Expires: 1-31-10

THIS INSTRUMENT WAS DRAFTED BY:
Johannson, Rust, Stock
  & Rasmusson, P.A.
P.O. Box 605
Crookston, MN 56716